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                                                                 EXHIBIT 11.1

                          LATTICE SEMICONDUCTOR CORPORATION

                        COMPUTATION OF NET INCOME PER SHARE
                       (In thousands, except per share data)
                                     (unaudited)

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
                                       Three Months Ended      Nine Months Ended
                                       ------------------      -----------------
                                       Dec. 30,   Dec. 31,     Dec. 30,   Dec. 31,
                                        1995       1994         1995       1994
                                       -------   --------      -------    -------
Net income                             $11,063   $  6,850      $29,687    $19,268
                                       -------   --------      -------    -------
                                       -------   --------      -------    -------
Weighted average common stock and
 common stock equivalents:
    Common stock                        20,765     18,673       19,789     18,567
    Options and warrants                   644        461          724        524
                                       -------   --------      -------    -------
                                        21,409     19,134       20,513     19,091
                                       -------   --------      -------    -------
                                       -------   --------      -------    -------
Net income per share                   $  0.52   $   0.36      $  1.45    $  1.01
                                       -------   --------      -------    -------
                                       -------   --------      -------    -------


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